Exhibit 4.39

Business Cooperation Agreement

April 14, 2020

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*] indicates the redacted confidential portions of this exhibit.

Business Cooperation Agreement

This Business Cooperation Agreement (this “Agreement”) is entered into on April 14, 2020 in Beijing, People’s Republic of China (“PRC”, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region) by and between:

Party A1: Youxinpai (Beijing) Information Technology Co., Ltd.

Registered address: Room 323610, Floor 36, Building 5, Yard 1, Futong East Avenue, Chaoyang District, Beijing;

Party A2: Youxin Internet (Beijing) Information Technology Co., Ltd.

Registered address: Room 532, Floor 5, Southern Building, Block C, No.2 Kexueyuan South Road, Haidian District, Beijing;

Party A3: Youhan (Shanghai) Information Technology Co., Ltd.

Registered address: Room 105-37, Floor 1, Building 2, No.38 Debao Road, (Shanghai) Pilot Free Trade Zone, PRC;

Party A4: Shenzhen Uxin Pengcheng Used Car Trading Market Co., Ltd.

Registered address: the intersection of Chaguang Road and Shigu Road, Xili Street, Nanshan District, Shenzhen (within the vehicle exhibition space of Youxinpai);

Party A5: Uxin Data-sharing (Beijing) Information Technology Co., Ltd.

Registered address: Unit 1501, Floor 15, Building 3, Chengying Center, No.5 Laiguangying West Road, Chaoyang District, Beijing;

Party A6:Yougu (Shanghai) Information Technology Co., Ltd.

Registered address: Room 368, Part 302, No.211 Fute North Road,  (Shanghai) Pilot Free Trade Zone, PRC;

Party A7: Uxin Limited

Registered address: the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

Party A8: Youxin Yishouche (Beijing) Information Technology Co., Ltd.

Registered address: 323602 Room, 36/F, Building 5, No. 1 yard, Futongdong Street, Chaoyang District, Beijing;

Party A9: Youzhen (Beijing) Business Consulting Co., Ltd.

Registered address: 323608 Room, Building 5, No. 1 yard, Futongdong Street, Chaoyang District, Beijing;

Party A10: Chebole (Beijing) Information Technology Co., Ltd.

Registered address: 323609 Room, Building 5, No. 1 yard, Futongdong Street, Chaoyang District, Beijing;

Party A11: You Fang (Beijing) Information Technology Co., Ltd.

Registered address: 323607 Room, Building 5, No. 1 yard, Futongdong Street, Chaoyang District, Beijing;

Party B: Beijing 58 Paipai Information Technology Co., Ltd.

Registered address: Room 406, Floor 4, College Park, Dongsheng Science & Technology Park, Zhongguancun, No.A18, Xueqing Road, Haidian District, Beijing.

In this Agreement, Party A1, Party A2, Party A3, Party A4, Party A5, Party A6, Party A7, Party A8, Party A9, Party A10, Party A11 are collectively referred to as “Party A”, Party A and its respective Subsidiaries collectively referred to as “Uxin Group Company”, Party A and Party B are collectively referred to as “Parties”, and individually referred to as “Party”.

WHEREAS:

1.                   On March 24, 2020, Party A, Party B and other relevant parties entered into the Assets and Business Transfer Agreement (the “Assets and Business Transfer Agreement”, as set forth in Appendix I), which provides for business cooperation among Party A, Party B and/or its Affiliates with respect to Party A’s C2B Business (as defined in the Assets and Business Transfer Agreement).

2.                   Uxin Group Company intends to sell the Personal Car Source Clues (as defined below) collected by it from the Uxin Business Platform to Party B at the price negotiated and agreed between Uxin Group Company and the Transferee. Party B agrees to accept the above Personal Car Source Clues and intends to cooperate with Uxin Group Company in respect of C2B Business.

To clarify the content and methods of business cooperation, the Parties reach the following agreement through mutual consultation.

1                    Definitions and Description

1.1                     “Uxin Business Platform” shall mean all transaction platforms and entrances developed and operated by Uxin Group Company, which are used to collect Personal Car Source Clues, including, without limitation, the entrance of “I want to sell car” on “Uxin” PC end (the corresponding domain name is www.xin.com), “Uxin” M end (the corresponding domain name is m.xin.com.cn) and all of application ends of “Uxin”.

1.2                     “Personal Car Source Clue” or “Clue” shall mean the relevant information of the used cars for sale by individuals, including, among others, geographic location, vehicle license plate, vehicle brand/model/type, the time of issuance of the license plate, travelled mileage and contact information.

1.3                     “Customer” shall mean a merchant or individual which purchases Personal Car Source Clues from Party B and enters into contracts with Party B or its Affiliates therefore becoming Party B’s business partner for Personal Car Source Clues.

1.4                     “Affiliate” shall mean, with respect to any legal person or unincorporated entity, (i) a person that directly or indirectly Controls such legal person or unincorporated entity, or is (ii) Controlled directly or indirectly by, such legal person or unincorporated entity; (iii) any other person that is under a direct or indirect common Control of the same person with such legal person or unincorporated entity. “Affiliate” of any natural person means the immediate family of such natural person and persons Controlled by such natural person or the immediate family thereof, which includes spouse, parents, children, brothers and sisters, grandparents, maternal grandparents, grandchildren and maternal grandchildren.

1.5                     “Subsidiary” shall mean, with respect to legal person or unincorporated entity, any person Controlled by such legal person or unincorporated entity.

1.6                     “Control” shall mean the right to direct or cause others to direct a Party (including, without limitation, the right to direct the business, management and policies of such person directly or indirectly) obtained due to the ownership of more than fifty percent (50%) of equity interest in the Party, or ownership of less than fifty percent (50%) of but relative majority of equity interest in the Party, or by way of agreement, appointment of directors or other non-contractual means.

1.7                     “Day” shall mean a calendar day.

1.8                     “Business Day” shall mean a day (other than a Saturday, Sunday or statutory holiday) on which banks in the PRC are open for general business.

1.9                     Interpreting Rules:

(1)         Unless otherwise specified, any reference to a section, article, list, appendix or schedule of this Agreement is a reference to the section, article, list, appendix or schedule of this Agreement;

(2)         Any reference to a law, statute, regulation or ordinance shall be construed as a reference to such law, statute, regulation or ordinance as from time to time in force, as amended, replaced or re-enacted and shall include any auxiliary legislation made under it;

(3)         Words such as “including” and other similar expressions are not intended to be restrictive and shall be construed as if followed by the words “without limitation”;

(4)         Words importing the singular shall include the plural and vice versa; words importing a gender shall include all gender meanings;

(5)         The table of contents and headings for this Agreement are for convenience only and do not affect in any way the content or interpretation of any provision of this Agreement;

(6)         The appendices and schedules are integral parts of this Agreement and have the same effect as the main content of this Agreement. All references to this Agreement include the appendices and schedules;

(7)         References to writing or written shall include any mode of reproducing words in a legible and non-transitory form.

1.10              Where references are made in this Agreement to the specific undertakings or obligations of Uxin Group Company, Party A shall be responsible for the performance of, or shall procure the specific members of Uxin Group Company to perform such undertakings and, to the extent that the relevant members of Uxin Group Company perform such undertakings, Party A shall be jointly and severally liable for the performance of such obligations of each Uxin Group Company.

2                    Cooperation Mechanism

(1)         The Parties acknowledge and agree that, as requested by Party B, Party A shall transmit all Personal Car Source Clues collected by Party B from the Uxin Business Platform to the interface designated by Party B in real time on a daily basis through API. If Party B has special requirements for Personal Car Source Clues, such as geographic area of Personal Car Source Clues, Party B shall notify Uxin Group Company of such special requirements in writing prior to 12: 00 of the previous Day. If Party B does not notify special requirements for Personal Car Source Clues provided by Uxin Group Company, Uxin Group Company shall provide Party B with all the Personal Car Source Clues collected from the Uxin Business Platform.

(2)         After receiving the above Personal Car Source Clues provided by Party A, Party B shall conduct repeated clues testing within 1 Day. Clues passed the repeated clues testing (i.e. with the Clues which have been provided by Uxin Group Company to Party B (including the Clues provided by Uxin Group Company to Party B or its Affiliates within 2 calendar months in accordance with the Assets and Business Transfer Agreement)) shall enter Party B’s personal car source clue library (the Personal Car Source Clues entering Party B’s personal car source clue library are hereinafter referred to as the “Stored Clues”), and such Stored Clues shall be provided by Party B to the Customers.

(3)         The Parties acknowledge and agree that Party B undertakes to purchase all Stored Clues collected from the Uxin Business Platform during the Cooperation Term. Without the prior written consent of Party B, Party A shall not sell to any other party any Personal Car Source Clues provided by Party A to Party B in accordance with Article 2(1) hereof or use such Personal Car Source Clues in any manner.

(4)         Party A covenants that, the Personal Car Source Clues provided to Party B in accordance with this Agreement are true, accurate, complete and legal, and the methods and channels through which it obtains the Personal Car Source Clues are in compliance with laws and regulations. There is no Personal Car Source Clues fabricated by Uxin Group Company in any manner or any Personal Car Source Clues obtained through any illegal channel.

(5)         Party A acknowledges and agrees that the persons who shall perform the obligations under this Agreement shall include all Uxin Group Company, whether or not they are Parties to this Agreement, i.e. each Uxin Group Company shall provide Party B with the Personal Car Source Clues collected from the Uxin Business Platform in accordance with the provisions hereof and perform their obligations under this Agreement.

3                    Fees and settlements

(1)         The Parties acknowledge and agree that the price of the Personal Car Source Clues that Party A sells to Party B (the “Clue Price”) shall be:

(i)                                     Clue Price of Type I: RMB[*]/piece (taxes included), Clue of Type I means the information of the car for sale submitted through the function of “car sales reservation” after entering into the entrance of “I want to sell car” (or the entrance of similar function if renamed) of “Uxin” PC end (the corresponding domain name is www.xin.com ), “Uxin” M end (the corresponding domain name is m.xin.com.cn ) or all of application ends of “Uxin”;

(ii)                                  Clue Price of Type II: RMB[*]/piece (taxes included). Clue of Type II means the information of the car for sale submitted through the function of “to estimate the price” in the “Uxin” PC end (the corresponding domain name is www.xin.com), “Uxin” M end (the corresponding domain name is m.xin.com) or all the app application ends of “Uxin”.

(iii)                               With each Clue of Type I purchased by Party B, Party A provides 0.65 piece of Clue of Type II as gift.

(2)         The Parties shall check the quantity of Stored Clues on the 3rd Business Day of each month, and confirm the quantity of Clues purchased (including the quantity of Clue of Type I and Clue of Type II). The fees for purchasing Personal Car Source Clues paid by Party B to Party A each month (the “Purchase Fees”) shall be calculated as follows: Purchase Fees = Clue Price of Type I × Pieces of Stored Clues of Type I + Clue Price of Type II × Pieces of Stored Clues of Type II — Clue Price of Type II × Pieces of Clues as a gift.

(3)         Party A shall issue VAT special invoice equivalent to the Purchase Fees to Party B within 3 Business Days after the Parties determine the quantity of Clues purchased and the Purchase Fees based on the above provision. Party B shall pay the Purchase Fees to Party A’s designated account within 30 Days upon receipt of the invoice.

4                    Cooperation Term

(1)                       This Agreement shall commence from April 1, 2020 and end on March 31, 2021 (the “Cooperation Term”). If the Parties agree to extend the Cooperation Term before the expiration of the Cooperation Term, the Parties shall enter into a separate agreement for the extended Cooperation Term.

(2)                       If, during the Cooperation Term, either Party is bankrupt, insolvent, or enters into liquidation or dissolution proceedings, or ceases to carry on business or is unable to pay its debts as they fall due or is otherwise unable to continue its existence, such Party shall give a written notice to the other Party and the other Party shall have the right, but not an obligation, to terminate this Agreement upon thirty (30) Days prior written notice.

5                    Further Arrangements

5.1                     After the execution of this Agreement, the Parties agree to jointly procure their respective professional personnel to cooperate with each other and be responsible for the coordination and overall arrangement of the cooperation between the Parties during the Cooperation Term hereof.

6                    Intellectual Property and Data

6.1                     Unless otherwise stipulated in this Agreement and the Assets and Business Transfer Agreement, for the purpose of this Agreement, the ownership of any materials and information provided by the Parties respectively and the Intellectual Property (as defined below) thereon, including, without limitation, all software systems, hardware systems and algorithms independently researched and developed by the Parties and the Intellectual Property thereof shall still belong to the original Intellectual Property owner or provider who provides such materials, technology and algorithms, and the ownership thereof shall not be changed due to the cooperation under this Agreement.

6.2                     Unless otherwise expressly provided in this Agreement and the Assets and Business Transfer Agreement, without the prior written consent of the right holder, neither party shall use without consent or reproduce the patent, trademark, name, mark, trade secret, know-how, data material, domain name, copyright or other intellectual property (the “Intellectual Property”) of the other party.

6.3                     The Parties shall use their best efforts to guarantee that the related business of this business cooperation is lawful and compliant; if any Party’s cooperation under this Agreement infringes the Intellectual Property rights or other legitimate rights of any other party, or the products, services, data or materials provided by such Party infringe the Intellectual Property rights or other legitimate rights of any other party, thus causing losses to the other Party’s group, the group of such Party shall indemnify the other Party’s group for such losses.

6.4                     From the execution date of this Agreement, with respect to the use of data generated by the Parties as a result of the cooperation under this Agreement (including, without limitation, customer data, launch data, user data and others, collectively the “Business Data”), the Parties covenant and warrant that they will not disclose such Business Data to the public or provide such Business Data to third parties and shall attach great importance to and take all reasonable and necessary confidentiality measures to protect the Business Data collected during the cooperation so as to ensure the security of such Business Data, except as permitted by the Parties in writing in advance.

6.5                     Neither Party shall use or mention any name, trade name, trademark or logo of the other Party or its Affiliates in any products or in any promotion or marketing channels without the prior written consent of the other Party.

7                    Confidentiality

7.1                     The terms, detailed provisions, and appendices of this Agreement (including if any, all terms and provisions, and even the existence of this Agreement, as well as any other relevant investment documents) shall be treated as confidential information and shall not be disclosed by the Parties under this Agreement to any third party, unless otherwise specified.

7.2                     The restrictions mentioned in Article 7 above does not apply to the information disclosed in the following situations:

7.2.1           The disclosure or use is required by laws, any regulatory authority or any stock exchange (the Parties shall then negotiate in good faith to agree on the disclosure or use of the core commercial contents of this Agreement to the minimum extent as possible);

7.2.2           The disclosure is made to professional consultants of the Parties’ group, provided that the Parties’ group shall require such professional consultants to comply with this Article 7 with respect to such confidential information as they were the Party to this Agreement;

7.2.3           The information has been in the public domain due to any reason that is not attributable to the Parties hereto;

7.2.4           The disclosure or use has been approved in advance and in writing by all the other Parties.

7.3           Regardless of whether the other terms in this Agreement are invalid, changed, cancelled, terminated, or not operational for any reason, Article 7 remains valid.

8                     Expenses

Unless otherwise stipulated by this Agreement and the Assets and Business Transfer Agreement, each of the Parties shall bear all of its own costs and expenses (including but not limited to taxes and fees) arising from the execution and performance of this Agreement.

9                     Representation, Undertakings and Warranties

Each Party makes the following representation, undertakings and warranties to the other Party:

9.1                     It is a company established legally and validly existing;

9.2                     It has the right to enter into this Agreement, and the execution, delivery and performance of this Agreement have been fully authorized, approved or permitted; Upon execution, this Agreement shall be binding upon such Party, and shall be valid, effective and enforceable; the execution of this Agreement by the duly authorized representative shall have been duly authorized on behalf of such Party;

9.3                     The execution, delivery and performance of this Agreement do not require filing with, or sending notice to, any governmental authority or license, permit, consent or other approvals from any governmental authority or any other person; and

9.4                     It is capable of performing its obligations under this Agreement; and such performance of obligations does not violate any applicable law and regulation, its articles of association, other constitutional documents, and any other legal documents binding upon it.

10              Force Majeure

10.1              Force majeure under this Agreement means any objective conditions that is unforeseeable at the time of execution of this Agreement, the occurrence of which is unavoidable, and the consequences of which is insurmountable by the Parties.

10.2              In case where a force majeure event occurs, the Party affected by such event shall not be responsible for any damage, additional costs, or losses which the other Party may suffer due to the failure or delay of performance of such Party’s obligations under this Agreement, and such failure or delay of performance of this Agreement shall not be deemed a breach of this Agreement. The Party alleging the occurrence of the force majeure event shall take appropriate actions to minimize or eliminate the effects of the force majeure event, and attempt to resume the performance of the obligations delayed or hindered by the force majeure event within the shortest possible time.

11              Governing Law and Dispute Resolution

11.1              The formation, validity, interpretation, implementation of this Agreement and the settlement of any disputes arising under this Agreement shall be governed by and interpreted in accordance with the PRC laws.

11.2              All disputes arising from the implementation of this Agreement or in connection with this Agreement shall be settled by the Parties through friendly consultation. If any dispute cannot be settled through consultation, either Party shall have the right to submit the dispute to the Beijing Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules of the Beijing Arbitration Commission effective at that time. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding for all Parties.

11.3              During the dispute resolution period, except for the matters in dispute, the Parties shall continue to respectively be entitled to the other rights and perform the other obligations under this Agreement.

12             Liabilities

12.1              If any Party (the “Breaching Party”) breaches any provision of this Agreement (including, without limitation, breach of any representations, undertakings and warranties herein), fails to perform its obligations under this Agreement (including, without limitation, various undertakings and obligations that shall be performed), or performed the obligations in a way contrary to the provisions hereof, such Party shall be deemed to have constituted a breach of this Agreement (the “Breach”). The non-breaching Party shall have the right to give a written notice to the defaulting party to request the Breaching Party to remedy the Breach and perform its obligations under this Agreement as soon as possible from the date of receipt of the notice.

12.2              The Breaching Party shall be liable to indemnify the non-breaching Party and its Affiliates for the losses suffered by them as a result of the Breach. Unless otherwise provided for herein, the indemnification amount paid by the Breaching Party to the non-breaching Party for the Breach shall equal to the losses, costs and expenses (including, without limitation, reasonable fees and expenses of legal counsels and consultants) incurred by the non-breaching Party and its Affiliates due to the Breach.

12.3              It is specifically agreed that if Uxin Group Company breaches this Agreement and causes Party B’s inability to obtain Personal Car Source Clues within 15 minutes, Party A undertakes to solve such problem within 24 hours upon receiving the service request of Party B. If Party A fails to solve the problem within the agreed time period due to Party A’s own reason, resulting in revenue decrease on the part of Party B, or disputes between Party B and its Customers and the indemnification liability of Party B, Party A shall pay a sum of liquidated damages equals to 0.5% of the settlement amount of the  same month to Party B.

13             Others

13.1              During the Cooperation Term, neither Party shall comment negatively on the other Party in the public, including but not limited to commenting the company’s image, company brand, product design, research and development, applications, operation strategy, and all other information related to the company and its products.

13.2              In the case of termination of this Agreement, unless otherwise provided herein, the Parties shall not further perform this Agreement. However, Articles 7, Articles 10, Articles 11, Articles 12 and Articles 13 hereof shall remain valid. The termination of this Agreement does not affect the indemnification or compensation or other remedies to which each Party is entitled to under this Agreement.

13.3              Any notice or other communication in connection with this Agreement delivered from one Party to the other Party (the “Notice”) shall be in writing and shall be delivered to the contact person according to the correspondence address or communication number or email address listed below:

Party A

Contact person: Xuemei He

Mailing Address: 4/F, Tower E, Lixingxing Center, No. 8 Guangshun South Street, Chaoyang District, Beijing

Mobile phone: *

E-mail: *

Party B

Contact person: Jiang Zhao

Mailing Address: Building 101, No. 10 Jia, Jiuxianqiao North Road, Chaoyang District, Beijing

Email: *

13.4              The time when the Notice is served with respect to the notifying methods specified in the preceding paragraph shall be determined in the following ways:

13.4.1             If the Notice is delivered face-to-face, it shall be deemed to be served when the recipient signs for receipt;

13.4.2             All the Notices delivered by mailing shall be given by registered mail or express mail. The Notices by registered mail shall be deemed to be served to the recipient on the seventh (7th) day from the mailing date, and the Notices by express mail shall be deemed to have been served when the recipient signs for receipt.

13.4.3             If the Notices is delivered by email, the Notice shall be deemed to be served when the email system shows that the recipient actually receives the Notice.

If either Party changes the above mailing address or contact information (the “Party with Contact Information Update”), it shall notify the other Party within seven (7) days after the occurrence of such change. If the Party with Contact Information Update fails to notify the other Party in time as agreed, it shall bear the losses caused hereby.

Any Party may at any time change its address for the Notices by a notice delivered to the other Party in accordance with the terms hereof.

13.5              The Parties shall designate personnel to communicate with each other in respect of the cooperation matters set forth in Article 2 hereof. In case of any change of the contact person of either Party, such Party shall notify the other Party in accordance with the notifying methods set forth in Article 13.4 within 12 hours upon the occurrence of such change of the contact person.

13.6              This Agreement may be amended and supplemented by consultation and consensus between the parties, and any amendment and supplement to this Agreement shall be agreed in writing. The Parties agree that the Parties shall review and discuss the terms and conditions of this Agreement at least once a year after the effective date of this Agreement based on circumstances then. If any amendment or supplement to the terms and conditions of this Agreement is needed according to the circumstance then, the Parties shall actively cooperate with each other to reach an agreement. The amendments and supplements that have been duly performed by the Parties related to this Agreement shall be a part of this Agreement and shall have the same legal effect as this Agreement.

13.7              This Agreement shall come into effect on the date it is performed by all parties. After coming into effect, this Agreement shall constitute the entire agreement and consensus reached by the Parties with respect to the subject matter hereof, and replace any and all other oral or written agreements and consensus reached by the Parties prior to this Agreement other than the Asset and Business Transfer Agreement.

13.8              Failure of any Party hereto to timely exercise a right under this Agreement shall not constitute a waiver thereof, nor affect the exercise of such right in the future by such Party.

13.9              If any term of this Agreement is deemed as invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other term of this Agreement. Under such circumstance, the Parties hereto shall negotiate in good faith to agree on the substitute terms that are as consistent as possible with the expressed intent of the original terms and satisfactory to all the Parties.

13.10       In the case of any discrepancy between the provisions of this Agreement and the Assets and the Business Transfer Agreement, this Agreement shall prevail to the extent of the matters agreed in this Agreement.

13.11       The headings that are used in this Agreement are for convenience only and shall not to be used in construing or interpreting this Agreement.

13.12       This Agreement shall be made in four (4) copies with Party A and Party B holding two (2) copies respectively. Each copy shall have the same legal effect.

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In witness whereof, this Agreement is signed by the duly authorized representatives of the following parties on the date of above written:

Youxinpai (Beijing) Information Technology Co., Ltd. (Seal)

By:	/s/ Zhen Zeng

Name: Zhen Zeng

Title:

Youxin Internet (Beijing) Information Technology Co., Ltd. (Seal)

By:	/s/ Zhen Zeng

Name: Zhen Zeng

Title:

Uxin Data-sharing (Beijing) Information Technology Co., Ltd. (Seal)

By:	/s/ Yang Li

Name: Yang Li

Title:

Uxin Limited

By:	/s/ Kun Dai

Name: Kun Dai

Title:

Kun Dai:

/s/ Kun Dai

SIGNATURE PAGE

In witness whereof, this Agreement is signed by the duly authorized representatives of the following parties on the date of above written:

Youhan (Shanghai) Information Technology Co., Ltd. (Seal)

By:	/s/ Zhen Zeng

Name: Zhen Zeng

Title:

Shenzhen Uxin Pengcheng Used Car Trading Market Co., Ltd. (Seal)

By:	/s/ Leilei Huang

Name: Leilei Huang

Title:

Yougu (Shanghai) Information Technology Co., Ltd. (Seal)

By:	/s/ Zhen Zeng

Name: Zhen Zeng

Title:

SIGNATURE PAGE

In witness whereof, this Agreement is signed by the duly authorized representatives of the following parties on the date of above written:

Youxin Yishouche (Beijing) Information Technology Co., Ltd. (Seal)

By:	/s/ Zhen Zeng

Name: Zhen Zeng

Title:

Youzhen (Beijing) Business Consulting Co., Ltd (Seal)

By:	/s/ Zhen Zeng

Name: Zhen Zeng

Title:

Chebole (Beijing) Information Technology Co., Ltd. (Seal)

By:	/s/ Zhen Zeng

Name: Zhen Zeng

Title:

You Fang (Beijing) Information Technology Co., Ltd. (Seal)

By:	/s/ Zhen Zeng

Name: Zhen Zeng

Title:

SIGNATURE PAGE

In witness whereof, this Agreement is signed by the duly authorized representatives of the following parties on the date of above written:

Beijing 58 Paipai Information Technology Co., Ltd. (Seal)

By:	/s/ Jinbo Yao

Name: Jinbo Yao

Title:

SIGNATURE PAGE

Appendix I

The Assets and Business Transfer Agreement